Exhibit 15.7

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 USA	Fahn Kanne & Co. Head Office 32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
Tel Aviv, August 26, 2025	F +972 3 7106660
9371/9557	www.gtfk.co.il

Dear Sir or Madam:

RE:	Check-Cap Ltd.
File No. 001-36848

We have read the statements made by Check-Cap Ltd. under Item 16F in its Form 20-F dated August 26, 2025, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Certified Public Accountants (Isr.)

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd